Exhibit No. 99.1

PRESS
RELEASE

Date:	October 31, 2003
Contact:	Stephen D. Conner
Telephone:	704-731-4205

Piedmont Natural Gas Provides Fiscal 2004 Earnings Guidance

CHARLOTTE, NC – Piedmont Natural Gas [NYSE: PNY] today issued fiscal year 2004 earnings guidance of between $2.25 to $2.40 per diluted share.

Piedmont’s guidance reflects the recent acquisition and integration of NCNG and rate case approvals in two jurisdictions that will become effective on November 1, the first day of Piedmont’s fiscal year 2004. The approved rate cases increase margin $10.3 million for Piedmont’s Tennessee operations and $29.4 million for the recently acquired NCNG division.

“We expect the NCNG acquisition to be accretive during fiscal year 2004 in the range of $0.15 to $0.20 per share,” commented Piedmont’s President and CEO, Thomas E. Skains. “At closing on September 30, 2003, we financed the NCNG purchase price through a short-term $450 million commercial paper program. We intend to issue long-term securities, approximately $250 million of debt and approximately $200 million of equity, early in fiscal year 2004 to realign our capital structure to our traditional strong ratios.”

Piedmont’s guidance for fiscal year 2004 includes management’s assessment of the potential negative impacts that high wholesale natural gas prices may have on its earnings. These negative impacts include fuel switching in the competitive industrial markets, increased uncollectibles from customers and increased gas inventory carrying costs. Management estimates that these negative impacts could total between $0.10 to $0.15 per share for fiscal year 2004.

The 2004 fiscal year earnings guidance is based on a utility capital expenditure budget of $102 million, of which $23 million relates to ongoing operations for the new NCNG division. Piedmont’s capital budget assumes a customer growth rate between 3 and 3.5% and a relatively stable interest rate and economic environment.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. Our subsidiaries are invested in non-utility, energy-related businesses, including unregulated retail natural gas and propane marketing and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.